EXHIBIT 10.6

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into as of June 1, 2002 by and between MGM MIRAGE Development, Inc. ("Employer"), and Kenneth Rosevear ("Employee").

1.
Employment.    Employer hereby employs Employee, and Employee hereby accepts employment by the Employer, as Employer's President and Chief Operating Officer to perform such executive, managerial or administrative duties as Employer may specify from time to time, during the Specified Term. In construing the provisions of this Agreement, Employer shall include all of Employer's subsidiary, parent and affiliated corporations and entities.

2.
Term.    This Agreement shall commence on June 1, 2002 and continue until it terminates on August 6, 2006 ("Specified Term").

3.
Compensation.    Employee shall receive a minimum annual salary of $675,000 effective June 1, 2002. Employee shall also be eligible to receive fringe benefits commensurate with Employer's other employees in comparable executive positions, and reimbursement for all reasonable business and travel expenses incurred by Employee in performing the duties hereunder, payable in accordance with Employer's customary practices. Employee's performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise, annual bonus (of up to 100% of annual salary) and/or promotion, in the sole and absolute discretion of Employer. In addition to the foregoing, to the extent Employee is responsible for securing for Employer a significant development opportunity, Employer shall consider Employee for an additional bonus in Employer's sole and absolute discretion, as a result of Employee's procurement of such opportunity.

4.
Extent of Services.    Subject to Paragraph 22(a) of this Agreement, the Employee agrees that the duties and services to be performed by Employee shall be performed exclusively for Employer. Employee further agrees to perform such duties in an efficient, trustworthy and businesslike manner. The Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Employee's duties under this Agreement, without the approval of the Executive Committee of the Board of Directors of MGM MIRAGE.

5.
Policies and Procedures.    In addition to the terms herein, Employee agrees to be bound by Employer's policies and procedures as they may be amended by Employer from time to time. In the event the terms in this Agreement conflict with Employer's policies and procedures, the terms herein shall take precedence. Employer recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole. Employee acknowledges having read Employer's policies, procedures and manuals and agrees to abide by the same, including but not limited to Employer's policy of prohibiting underage gaming and supporting programs to treat compulsive gambling.

6.
Licensing Requirements.    Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Australia, New Jersey, Michigan, Mississippi and other jurisdictions in which Employer is engaged or has applied or during the Specified Term may apply to engage in the gaming business. If requested to do so by Employer, Employee shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Employee by any regulatory authority having jurisdiction over Employer.

7.
Failure to Satisfy Licensing Requirement.    If Employee fails to satisfy any licensing requirement referred to in Paragraph 6 above, or if Employer is directed to cease business with Employee by any governmental authority referred to in Paragraph 6 above, or if Employer shall determine, in Employer's sole and exclusive judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer's business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties' obligations and responsibilities shall be determined by the provisions of Paragraph 10(a).

8.
Restrictive Covenants

a.
Competition.    Employee acknowledges that, in the course of Employee's responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further defined in Paragraph 8 (b). Employee further acknowledges that such relationships and information are valuable to the Employer and that the restrictions on future employment, if any, are reasonably necessary in order for Employer to remain competitive in the gaming industry. In consideration for the Compensation hereunder, and in recognition of Employer's heightened need for protection from abuse of relationships formed or information garnered before and during the Specified Term of the Employee's employment hereunder, Employee covenants and agrees that, except as set forth in subparagraphs 10(b)(ii)[b], 10(e)(v)[ii] and Paragraph 10(c), in the event Employee is not employed by Employer for the entire Specified Term, then for the twelve (12) month period immediately following separation from active employment, or for such shorter period remaining in the Specified Term should Employee separate from active employment with less than twelve (12) months remaining in the Specified Term (the "Restrictive Period"), Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which Employer during the Restrictive Period is engaged in gaming or proposes to engage in gaming ("Competitor"). The covenants under this Paragraph include but are not limited to Employee's covenant not to:

i.
Make known to any third party the names and addresses of any of the customers of the Employer, or any other information pertaining to those customers.

ii.
Call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of the customers of the Employer, either for Employee's own account or for any third party.

iii.
Call on, solicit and/or take away, any potential or prospective customer of the Employer, on whom the Employee called or with whom Employee became acquainted during employment (either before or during the Specified Term) by the Employer, either for Employee's own account or for any third party.

iv.
Approach or solicit any employee of the Employer with a view towards enticing such employee to leave the employ of the Employer to work for the Employee or for any third party, or hire any employee of the Employer, without the prior written consent of the Employer, such consent to be within Employer's sole discretion.

b.
Confidentiality.    Employee further covenants and agrees that Employee shall not at any time during the Specified Term or thereafter, without Employer's prior written consent, disclose to any other person or business entities any trade secret (as that term is defined on Exhibit A attached hereto) proprietary or other confidential information concerning Employer, including without limitation, Employer's customers and its casino, hotel and marketing practices, procedures, management policies or any other information regarding the Employer which is not already and generally known to the public. Employee further covenants and agrees that Employee shall not at any time during the Specified Term, or thereafter, without the Employer's prior written consent, utilize any such trade secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder. Not by way of limitation but by way of illustration, Employee agrees that such trade secrets, proprietary or confidential information specifically include but are not limited to those documents and reports set forth on Exhibit B.

  c.
  Employer's Property.    Employee hereby confirms that such trade secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer constitute Employer's exclusive property (regardless of whether Employee possessed or claims to have possessed such information prior to the date hereof). Employee agrees that upon termination of active employment, Employee shall promptly return to the Employer all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof) containing or relating in any way to the trade or business secrets or proprietary and confidential information of the Employer, including but not limited to the documents referred to in Paragraph 8(b). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any trade secrets or proprietary or confidential information of the Employer.

  d.
  Notice to Employer.    Employee agrees to notify Employer immediately of any employers for whom Employee works during the Specified Term or within the Restrictive Period. Employee further agrees to promptly notify Employer, during Employee's employment with Employer, of any contacts made by any gaming licensee which concern or relate to an offer of future employment (or consulting services) to Employee.

9.
Representations.    Employee hereby represents, warrants and agrees with Employer that:

a.
The covenants and agreements contained in Paragraphs 4 and 8 above are reasonable in their geographic scope, duration and content; the Employer's agreement to employ the Employee and a portion of the compensation and consideration to be paid to Employee under Paragraphs 3 hereof, is in partial consideration for such covenants; the Employee shall not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants in any proceeding to enforce such covenants; and such covenants shall survive the termination of this Agreement, in accordance with its terms;

b.
The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business;

c.
The covenants and undertakings stated in Paragraphs 4, 6, 7 and 8 above are essential for the Employer's reasonable protection; and

d.
Employer has reasonably relied on these representations, warranties and agreements by Employee.

e.
Employee has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Employee may have with any other entity.

  Additionally, the Employee agrees that in the event of Employee's breach of any covenants set forth in Paragraphs 4 and 8 above, the Employer may seek to enforce such covenants through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, the Employee waives any claim that the Employer has an adequate remedy at law.

10.
Termination.

a.
This Agreement may be terminated by Employer at any time during the Specified Term hereof for good cause. Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee hereunder except as provided under 10(a)(i)[a] and 10(a)(i)[b]and except that Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination upon compliance by the Employee with all the terms and conditions required to exercise such options. Good cause shall be defined as:

i.
Employee's death or disability, which is hereby defined to include incapacity for medical reasons certified to by a licensed physician selected by Employer ("Employer's Physician") which precludes the Employee from performing the essential functions of Employee's duties hereunder for a substantially consecutive period of six (6) months or more. (In the event Employee disagrees with the conclusions of Employer's Physician, Employee (or Employee's representative) shall designate a physician ("Employee's Physician"), and Employer's Physician and Employee's Physician shall jointly select a third physician, who shall make the determination);

[a]
In the event of Employee's death during the term of this Agreement, Employee's beneficiary (as designated by Employee on the Employer's benefit records) shall be entitled to receive Employee's salary for a three (3) month period following Employee's death, such amount to be paid at regular payroll intervals.

[b]
In the event that this Agreement is terminated by Employer due to Employee's disability, as provided under subparagraph 10(a)(i), Employer shall pay to Employee an amount equal to Employee's salary for an additional period of three (3) months such amount to be paid at regular payroll intervals, net of payments received by Employee from any Short Term Disability Policy which is either self-insured by Employer or the premiums of which were paid by Employer.

ii.
Employee's failure to abide by Employer's policies and procedures, misconduct, insubordination, inattention to Employer's business, failure to perform the duties required of Employee up to the standards established by the Employer's Senior Management, or other material breach of this Agreement; or

iii.
Employee's failure or inability to satisfy the requirements stated in Paragraph 6 above.

b.
Except as set forth in subparagraph 10(e)(iv), this Agreement may be terminated by Employer at any time during the Specified Term hereof, for any or no cause deemed sufficient by Employer upon written notice to Employee. Upon such termination, as its sole liability to Employee, Employer shall:

i.
Treat Employee as an inactive employee and pay Employee's salary for the period remaining in the Specified Term, and maintain Employee as a participant in all health and insurance programs in which Employee and Employee's dependents, if applicable, are then participating (as such programs may be changed by Employer from time to time for its employees in comparable positions and subject to satisfying the eligibility requirements of such programs to the extent imposed by third party providers) through the first to occur of (x) the end of the Specified Term or (y) the date on which Employee becomes eligible to receive health and/or insurance benefits, as applicable from a new employer.

      However, Employee shall not be eligible for flex or vacation time, discretionary bonus and new stock option grants, but shall continue to vest previously granted stock options, if any, for a period of up to twelve (12) months from the date Employee is placed in an inactive Employee status if Employee remains in inactive status for such periods; and

    ii.
    Provide for Employee to receive so much stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination of Employee's inactive Employee status upon compliance by the Employee with all the terms and conditions required to exercise such options.

    Employee shall continue to be bound by the restrictions in Paragraph 8 above, as modified by subparagraph 10(f).

    Notwithstanding anything herein to the contrary:

      [a]
      While Employee is in an inactive status Employee may be employed by or provide consultation services to a non-Competitor of Employer, provided that Employer shall be entitled to offset the salary being paid by Employer during the Specified Term by the compensation and/or consultant's fee being paid to Employee by the non-Competitor of Employer, and provided further, that Employer shall not be required to continue to provide benefits from and after the time that Employee is entitled to receive benefits from the non-Competitor of Employer; and

      [b]
      At any time after the end of the Restrictive Period, if the Employee is in an inactive status, Employee may notify Employer in writing that Employee desires to terminate Employee's inactive status and immediately thereafter Employer shall have no further liability or obligations to Employee hereunder, except that Employee shall be entitled to receive so much stock from the Executive Stock Option Plan as is vested but unexercised as of the date of termination of Employee's inactive status upon compliance by the Employee with all the terms and conditions required to exercise such options.

    For clarification, upon a Change of Control (as described in Paragraph 10(e), below), Employer may no longer terminate this Agreement pursuant to this Paragraph 10(b).

  c.
  Employee may terminate this Agreement for good cause. For purposes of this Paragraph 10(c), good cause shall mean:

    i
    the failure of Employer to pay Employee any compensation when due, save and except a "Disputed Claim" to compensation; or

    ii.
    material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee's salary save and except a "Disputed Claim".

    For any termination under this Paragraph 10(c), Employee shall give Employer thirty (30) days advance written notice specifying the facts and circumstances of Employer's breach. During such thirty (30) day period, Employer may either cure the breach or declare that a dispute exists with the breach claimed, in either of which case this Agreement continues in full force until the dispute is resolved in accordance with Paragraph 11. As a result of any termination under this Paragraph 10(c), Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination, upon compliance by the Employee with all the terms and conditions required to exercise such option. Employee shall have no further claim against Employer arising out of such breach.

  d.
  In the event Employee terminates Employee's employment under the Agreement without cause, Employer shall have no further liability or obligations whatsoever to Employee hereunder, except that Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination, upon compliance by the Employee with all the terms and conditions required to exercise such option, provided however, that Employer shall be entitled to all of its rights and remedies by reason of such termination, including without limitation, its right to enforce the undertakings contained in Paragraph 8 and its right to recover damages.

  e.
  As used herein the term "Change of Control" shall mean the first to occur of any of the following events:

  (1)
  Any "person" or "group" of persons (as such terms are used in §13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company's principal stockholder as reflected in the Company's Proxy Statement dated March 29, 2002 (the "Principal Stockholder"), the Principal Stockholder's sole shareholder, members of the immediate family, as well as the heirs and legatees, of the Principal Stockholder's sole shareholder and trusts or other entities for the benefit of such persons or affiliates of such persons (as such term "affiliates" is defined in the rules promulgated by the Securities and Exchange Commission) (the "Principal Stockholder Group"), becomes the beneficial owner (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's capital stock entitled to vote generally in the election of directors. (For the avoidance of doubt, as of the date hereof, the Principal Stockholder Group is the beneficial owner of fifty percent (50%) or more of the Company's capital stock);

  (2)
  At any time, individuals who, at the date of the adoption of the Plan, constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of in excess of seventy five percent (75%) either (1) the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, or (2) the members of the Company's Executive Committee then still in office who either were members at the beginning of the period or whose election or nomination for election to the Executive Committee was previously so approved by the directors or the Executive Committee, cease for any reason to constitute at least a majority of the Board;

  (3)
  Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the Stock of the surviving corporation immediately after the consolidation or merger;

  (4)
  Any liquidation or dissolution of the Company; or

  (5)
  The sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code §1563) in which the Company is a member.

    In the event there is a Change in Control of Employer, then upon the effective date of the Change of Control ("Effective Date"):

    i.
    All of Employee's unvested stock options shall become fully vested.

    ii.
    If the Change of Control results from an exchange of outstanding common stock as a result of which the Common Stock of Parent is no longer publicly held, then upon the

      Effective Date of the Change of Control all options held by Employee to purchase common stock of Parent shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of Parent common stock received in such exchange. For example, if immediately prior to the Effective Date, Employee has options to acquire 5,000 shares of Parent's common stock and the exchange of stock is one share of common stock of Parent for two shares of common stock of the acquiring entity, then Employee's options shall be converted into options to acquire, upon payment of the exercise price, 10,000 shares of the acquiring entity's common stock.

    iii.
    If the Change of Control results from a sale of Parent's outstanding common stock for cash with the result that Parent's common stock is no longer publicly held, then upon the Effective Date all options held by Employee to purchase common stock of Parent shall be exercisable at the time or times they would otherwise have been exercisable for cash equal to the difference between the price per share of common stock paid by the acquiring entity for Parent's shares of common stock ("Purchase Price") and the price per share at which the options were granted ("Strike Price"). For example, if immediately prior to the Effective Date, Employee has options to acquire 2,000 shares of Parent common stock at a Strike Price of $35, and the Purchase Price was $40, then upon the vesting of such options Employee would be entitled to receive $10,000 in full satisfaction of such options (2,000 shares times $5 per share).

    iv.
    Employer may terminate the Agreement only for good cause pursuant to Paragraph 10(a) or pursuant to subparagraph 10(e)(v). Employee may terminate the Agreement only for good cause pursuant to Paragraph 10(c).

    v.
    Employer may terminate this Agreement for any or no cause upon written notice to Employee. In the event of a termination hereunder, as its sole liability to Employee, Employer shall:

    [a]
    Treat Employee as an inactive employee, pay Employee's salary for the period remaining in the Specified Term, and maintain Employee as a participant in all health and insurance programs in which Employee and Employee's dependents, if applicable, are then participating (as such programs may be changed by Employer from time to time for its employees in comparable positions and subject to satisfying the eligibility requirements of such programs to the extent imposed by third party providers) through the first to occur of (x) the end of the Specified Term or (y) the date on which Employee becomes eligible to receive health and/or insurance benefits, as applicable, from a new employer. In addition, Employer shall comply with the provisions of subparagraphs 10(e)(ii) and 10(e)(iii) for the remainder of the Specified Term. However, Employee shall not be eligible for flex or vacation time, discretionary bonus and new stock option grants.

    Employee shall continue to be bound by the restrictions in Paragraph 8 above.

    Notwithstanding anything herein to the contrary:

        [i]
        While Employee is in an inactive status Employee may be employed by or provide consultation services to a non-Competitor of Employer, provided that Employer shall be entitled to offset the salary being paid by Employer during the Specified Term by the compensation and/or consultant's fee being paid to Employee by the non-Competitor of Employer, and provided further, that Employer shall not be required to continue to provide benefits from and after the time that Employee is entitled to receive benefits from the non-Competitor of Employer; and

        [ii]
        At any time after the end of the Restrictive Period, if the Employee is in an inactive status, Employee may be employed by or provide consultation services to a Competitor of Employer, provided that Employer shall be entitled to offset the salary being paid by Employer during the Specified Term by the compensation and/or consultant's fee being paid to Employee by the Competitor of Employer, and provided further, that Employer shall not be required to continue to provide benefits from and after the time that Employee is entitled to receive benefits from the Competitor of Employer, and provided further that the obligations and restrictions on Employee which are set forth in Paragraphs 8(b) and (c) shall still apply.

  f.
  Notwithstanding anything contained in this Agreement to the contrary, the undertakings contained in Paragraph 8 shall survive a termination of the Agreement or of the Employee's employment, regardless of the reason for such termination, except where termination occurs pursuant to subparagraph 10(b)(ii)[b] or Paragraph 10(c). In the event the Agreement is terminated pursuant to subparagraph 10(b)(ii)[b] the restriction stated in Paragraph 8(a) on Employee accepting employment elsewhere shall not apply; however, the obligations and restrictions set forth in Paragraphs 8(b) and (c) shall still apply. For a termination under Paragraph 10(c), the restriction stated in Paragraph 8(a) on Employee accepting employment elsewhere shall not apply except that the restrictions under subparagraphs 8(a)(i)—(iv) and Paragraphs 8(b)—(d) shall still apply.

  g.
  The parties acknowledge that the stock options granted to Employee prior to the date of this Agreement ("Prior Options") contain provisions whereby unvested options would become fully vested on a change of control, and accordingly the provisions of this Agreement regarding a change of control are applicable to the Prior Options. However, the other provisions of this Agreement regarding stock options (e.g. pursuant to Paragraph 10(b)(i) and (ii)) would not apply to the Prior Options, and the provisions originally governing such stock options shall remain in full force and effect and shall not be altered by this Agreement.

11.
Disputed Claim/Arbitration    A "Disputed Claim" occurs when Employee maintains pursuant to Paragraph 10(c) that Employer has breached its duty to Employee and Employer has denied such breach. In such event, the Disputed Claim shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any arbitration under this paragraph shall take place in Las Vegas, Nevada. Until the arbitration process is finally resolved in the Employee's favor and Employer fails to satisfy such award within thirty (30) days of its entry, no "for good cause" termination within the meaning of Paragraph 10(c) exists with respect to Employer's breach of a Disputed Claim. Nothing herein shall preclude or prohibit Employer or Employee from invoking the provisions of Paragraph 10(b), or of Employer seeking or obtaining injunctive or other equitable relief, provided that upon a Change of Control (as described in Paragraph 10(e), above, Employer may no longer invoke the provisions of Paragraph 10(b), but may invoke the provisions of subparagraph 10(e)(v).

12.
Severability.    If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Employer shall have the option:

    (A)
    To deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid; or

    (B)
    To terminate this Agreement pursuant to Paragraph 10(b).

    Exercise of any of these options shall not affect Employer's right to seek damages or such additional relief as may be allowed by law in respect to any breach by Employee of the enforceable provisions of this Agreement.

13.
Attorneys Fees.    In the event suit is brought to enforce, or to recover damages suffered as a result of breach of this Agreement the prevailing party shall be entitled to recover its reasonable attorneys fees and costs of suit.

14.
No Waiver of Breach or Remedies.    No failure or delay on the part of Employer or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.
Amendment or Modification.    No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Employer's President, and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by the Employer's President. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.
Governing Law.    The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

17.
Number and Gender.    Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

18.
Headings.    The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

19.
Assignment.    This Agreement is personal to Employee and may not be assigned.

20.
Successors and Assigns.    This Agreement shall be binding upon the successors and assigns of Employer.

21.
Additional Arrangements.    The following additional arrangements shall constitute a part of this agreement:

a.
Employee and Employer acknowledge that Rosevear & Associates, LLC ("RAC"), which is owned by Employee and/or his affiliates, is a party to a Development Assistance and Consulting Agreement dated October 26, 2001 (the "South Africa Agreement") with Tsogo Investment Holding Company (Proprietary) Limited and Southern Sun Gaming Investments (Proprietary) Limited (collectively, the "South Africa Parties") which provides for RAC (acting through Employee) to provide consulting services to the South Africa Parties for a four-year period with respect to certain gaming and related operations located in South Africa. With respect to the South Africa Agreement:

i.
Employee may perform the South Africa Agreement for his own account and that of RAC, provided that such performance (v) shall not interfere with Employee's performance of services under this Agreement, which shall take priority over Employee's performance of services under the South Africa Agreement, (w) shall not involve in excess of four (4) trips to South Africa in any twelve (12) month period each of which visits will not be longer than five (5) working days, (x) shall not otherwise require more than ten (10) hours of services per week, (y) shall be scheduled to coincide with Employee's vacation and other personal time permitted under this Agreement or at other times, subject to the prior approval of Employer, and (z) shall not involve or use any facilities or property of Employer except with the prior approval of, and on reimbursement to, Employer.

ii.
Employer shall have no claim to any compensation and benefits arising from the South Africa Agreement.

iii.
Employee represents and warrants that Employee's entry into this Agreement, and performance of services hereunder, and compliance with the terms and conditions of this Agreement is consistent with, and does not violate, the South Africa Agreement.

iv.
Inasmuch as the South Africa Agreement is for the benefit of Employee and RAC, with Employer having no economic or other interest therein, and, as an accommodation to Employee, Employer is permitting Employee to provide services under such agreement for the account and benefit of Employee and RAC, Employee acknowledges that Employer shall have no responsibility whatsoever for the South Africa Agreement, the performance of services thereunder, or any costs or expenses of any kind associated with the South Africa Agreement.

v.
Employee acknowledges and agrees that Paragraph 7 of this Agreement is applicable to Employee's performance of services under the South Africa Agreement, and accordingly Employer has the right at any time to invoke Paragraph 7 and, in its sole and absolute discretion, to direct Employee to cease to perform services under the South Africa Agreement and to terminate all dealings with the South Africa Parties and their affiliates. Employer shall have no liability to Employee, RAC or to the South Africa Parties if it invokes Paragraph 7 and directs such cessation. Exercise of such right shall not preclude Employer from exercising any of its other rights and remedies under this Agreement, including without limitation under Paragraph 7.

  b.
  Employee has introduced to Employer an opportunity to enter into a consulting agreement (the "Consulting Agreement") with the Aqua Caliente Band of Cahuilla Indians (the "Tribe"),which, consistent with his prior obligations to Employer, Employee had previously developed for his own account. Employer wishes to acquire that opportunity and all of Employee's right title and interest therein, and Employee, on the terms and conditions set forth herein, is willing that Employer should do so. Accordingly, Employee and Employer agree as follows.

  i.
  Employer acknowledges that but for Employee's entering into this Agreement, Employer would not have the ability to enter into the Consulting Agreement, since the availability of Employee's services to the Tribe is a key element of the Consulting Agreement.

  ii.
  Employee and Employer agree and acknowledge that Employer shall be under no obligation to enter into such a Consulting Agreement, and will do so only if Employer is able to negotiate satisfactory terms, and determines to enter into such Agreement, in its sole and absolute discretion.

  iii.
  In the event Employer does enter into the Consulting Agreement, it is anticipated that the services required thereunder shall be performed by Employer, utilizing the direct services of Employee and/or persons acting under his direction.

  iv.
  Employer hereby acquires all of Employee's right, title and interest in the Consulting Agreement, Employee agrees that neither he nor any of his affiliates will, during the term of this Agreement, enter into any agreement with the Tribe without Employer's express written prior approval in its sole and absolute discretion. In consideration of the foregoing, Employer agrees to pay Employee, from time to time, as received by Employer, an amount equal to fifty percent (50%) of the Fees (as defined) under the Consulting Agreement. As used herein, Fees means consulting fees paid by the Tribe and actually received by Employer, reduced only by direct, third party expenses (if any) actually paid by Employer and not reimbursed by the Tribe. (For the avoidance of doubt, Employer and Employee anticipate that such expenses, if any, would be minimal, but may include expenses paid by Employer which are reimbursable by the Tribe but which the Tribe fails to reimburse to Employer). The consideration described in this Paragraph 21(b) shall be paid as promptly as practicable, net of all required withholdings. For avoidance of doubt, consideration received by Employee pursuant to this Paragraph 21(b) shall not be taken into account for purpose of Employee's Participation in Employer's Supplemental Employee Retirement Plan or Employer matches in Employer's Deferred Compensation Plan, to the extent such plans remain in effect.

22.
Prior Agreements.    This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties. Any such prior employment agreements shall be of no force and effect.

        IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of June 1, 2002.

EMPLOYEE—KEN ROSEVEAR

EMPLOYER—MGM MIRAGE DEVELOPMENT, INC.

By:

EXHIBIT A

        Trade secret means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use.

EXHIBIT B

Name of Report	Generated By
Including, but not limited to:
Arrival Report	Room Reservation
Departure Report	Room Reservation
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing